UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 25, 2017

CSX CORPORATION

(Exact name of registrant as specified in its charter)

Virginia	1-08022	62-1051971
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

500 Water Street, 15th Floor, Jacksonville, Florida	32202
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (904) 359-3200

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company      ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.      ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 25, 2017, Cindy M. Sanborn, Executive Vice President and Chief Operating Officer, and Fredrik J. Eliasson, Executive Vice President and Chief Sales and Marketing Officer, notified the Board of Directors (the “Board”) of CSX Corporation (“CSX” or the “Company”) of their intention to resign from the Company and from their respective positions with the Company effective November 15, 2017. Additionally, on October 25, 2017, Ellen M. Fitzsimmons, Executive Vice President, Law and Public Affairs, General Counsel and Corporate Secretary, notified the Board of the Company of her intention to retire from the Company and resign her positions with the Company effective November 15, 2017.

Also effective October 25, 2017, James M. Foote, age 63, was appointed Executive Vice President and Chief Operating Officer of the Company. From 2012 until his appointment as Chief Operating Officer of the Company, Mr. Foote served as President and Chief Executive Officer of Bright Rail Energy, Inc., a privately-held corporation that is developing a product to help power locomotives using natural gas. From 2000 until 2009, Mr. Foote was Chief Sales and Marketing Officer of Canadian National Railway. Mr. Foote worked with E. Hunter Harrison, the Company’s Chief Executive Officer, when Mr. Harrison was Chief Executive Officer of Canadian National Railway from 2003 to 2009.

Mr. Foote has not previously held any position or office with CSX. There is no arrangement or understanding between Mr. Foote and any other person pursuant to which he was selected as an officer. There are no family relationships between Mr. Foote and any director or executive officer of the Company, and Mr. Foote is not a party to any transaction in which the Company is a participant.

In connection with Mr. Foote’s appointment as Executive Vice President and Chief Operating Officer, the Company has entered into a four-year employment agreement with Mr. Foote. Upon signing his employment agreement, Mr. Foote was granted a cash bonus of $400,000 and an equity award of $2,000,000 (the “Sign-On Equity Award”), comprised 50% of Performance Share Units (the performance criteria for which will be the same as under the Company’s 2017-2019 long term incentive program) and 50% of stock options to acquire shares of the Company’s common stock, which will have an exercise price equal to the closing trading price of the Company’s stock on the date of grant. The Sign-On Equity Award will vest three years after the date of grant, subject to Mr. Foote’s continued employment by the Company, except that if Mr. Foote is terminated without cause or resigns with good reason, the Sign-On Equity Award will vest on a prorated basis determined by multiplying the shares of the Company’s stock covered by the Sign-On Equity Award by a fraction, the numerator of which is the number of months that have elapsed between the date the Sign-On Equity Award was granted and Mr. Foote’s termination date and the denominator of which is 36 months.

Mr. Foote’s employment agreement provides for an annual base salary of $750,000 and a short-term incentive opportunity equal to 90% of his annual base salary. Mr. Foote will be eligible to participate in the Company’s long-term incentive plans on the same basis as other Executive Vice Presidents of the Company, with long-term incentive plan grants in the aggregate amount of $2,000,000 for each long-term incentive plan performance period.

The above summary of Mr. Foote’s employment agreement does not purport to be complete and is qualified in its entirety by reference to the full text of Mr. Foote’s employment agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated by reference in this Current Report on Form 8-K.

Mr. Foote also entered into a change of control agreement with the Company, which is in the same form as provided to other senior executives of the Company. It generally provides that Mr. Foote will be entitled to 2.99 times his annual base salary plus target bonus in the event he (i) is terminated other than for cause, (ii) resigns for good reason or (iii) experiences a constructive termination, in each case within three years of a change in control of the Company.

This summary of Mr. Foote’s change of control agreement does not purport to be complete and is qualified in its entirety by reference to the change of control agreement attached as an exhibit to his employment agreement which is attached to this Current Report on Form 8-K as Exhibit 10.1 and incorporated herein by reference.

Item 8.01.	Other Events.

In connection with the retirement of Ms. Fitzsimmons, Nathan D. Goldman, the Company’s current Vice President, Risk Compliance and General Counsel, was promoted to Executive Vice President, Chief Legal Officer and Corporate Secretary, effective November 15, 2017.

Item 9.01.	Exhibits.

(d)

10.1	Employment Agreement, dated as of October 25, 2017, between CSX Corporation and James M. Foote.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CSX CORPORATION

By:	/s/ Frank A. Lonegro
Name:	Frank A. Lonegro
Title:	Executive Vice President and Chief Financial Officer

DATE: October 31, 2017